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Exhibit 1

NORTH AMERICAN PALLADIUM LTD.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
MAY 23, 2007

        Notice is hereby given that the annual meeting of shareholders (the "Meeting") of North American Palladium Ltd. (the "Corporation") will be held at the TSX Broadcast & Conference Centre, The Exchange Tower, 130 King Street West, Toronto, Ontario, Canada on May 23, 2007, at 10:00 a.m. (local time) for the following purposes:

  1.
  to receive the audited consolidated financial statements of the Corporation for the year ended December 31, 2006 and the report of the auditors thereon;

  2.
  to elect directors of the Corporation for the ensuing year;

  3.
  to consider and, if thought fit, approve the appointment of KPMG LLP, Chartered Accountants, as auditors for the Corporation, and to authorize the directors of the Corporation to fix their remuneration; and

  4.
  to transact such further or other business as may properly come before the Meeting or any adjournment or adjournments thereof.

        A copy of the Management Proxy Circular and Form of Proxy with respect to matters to be dealt with at the Meeting, are included herewith.

        By resolution of the Board of Directors of the Corporation, shareholders of record at the close of business on April 18, 2007, will be entitled to notice of and to vote at the Meeting in person or by proxy.

DATED at Toronto, Ontario as of April 18, 2007.

                        BY ORDER OF THE BOARD OF DIRECTORS

                        André J. Douchane
                        Chairman

Shareholders unable to attend the Meeting in person are requested to complete, date, sign and return the enclosed form of proxy. All forms of proxy must be deposited with Computershare Investor Services Inc. no later than 5:00 p.m. (Toronto time) two business days preceding the Meeting.

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  Exhibit 1
NORTH AMERICAN PALLADIUM LTD. NOTICE OF ANNUAL MEETING OF SHAREHOLDERS MAY 23, 2007